EXHIBIT 10.12


                     GENERAL MILLS, INC.

                 DEFERRED COMPENSATION PLAN


             As Amended Through January 1, 1995
                     GENERAL MILLS, INC.

                 DEFERRED COMPENSATION PLAN


1.   PURPOSE OF PLAN

     General Mills, Inc. (the "Company") hereby establishes a Deferred Compensation Plan (the "Plan") for a select group of its key management employees of the Company and its affiliates as a means of sheltering a portion of income from current taxation while accumulating resources for future investments or retirement. Participants shall earn a "rate of return" on the deferred amounts which track the investment return achieved under the Voluntary Investment Plan of General Mills, Inc. (the "VIP") and/or rates equivalent to investment results of other funds or portfolios as may be made available from time to time pursuant to the provisions of the Plan. Under current tax law, amounts properly deferred and the "rate of return" credited to such amounts are not taxable (except for FICA taxation, as required) as income until they are paid. Under current tax law, proceeds from this Plan will be taxed as ordinary income in the year in which they are received.

2.   ELIGIBILITY

     An individual is a Participant in the Plan if such individual (i) is a Participant in the Executive Incentive Plan, (ii) has been selected by management to participate in "Compensation Plus," or (iii) has an individual agreement, approved by the Minor Amendment Committee, which provides for participation in this Plan and has elected to defer compensation pursuant to the provisions of any of these programs or the agreement.

3.   PLAN ADMINISTRATION

     (i)  Minor Amendment Committee.
          This Plan shall be administered by the Minor
          Amendment Committee (the "Minor Amendment
          Committee"). The Minor Amendment Committee shall act by affirmative vote of a majority of its members at a meeting or in writing without a meeting. The Minor Amendment Committee shall appoint a secretary who may be but need not be one of its own members. The secretary shall keep complete records of the administration of the Plan. The Minor Amendment Committee may authorize each and any one of its members to perform routine acts and to sign documents on its behalf.

    (ii)  Plan Administration.
          The Minor Amendment Committee may appoint such persons or establish such subcommittees, employ such attorneys, agents, accountants or investment advisors necessary or desirable to advise or assist it in the performance of its duties hereunder, and the Minor Amendment Committee may rely upon their respective written opinions or certifications.

          Administration of the Plan shall consist of interpreting and carrying out the provisions of the Plan. The Minor Amendment Committee shall determine the eligibility of employees to participate in the Plan, their rights while Participants in the Plan and the nature and amount of benefits to be received therefrom. The Minor Amendment Committee shall decide any disputes which may arise under the Plan. The Minor Amendment Committee may provide rules and regulations for the administration of the Plan consistent with its terms and provisions. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Minor Amendment
          Committee shall be final and conclusive for all Plan purposes.

   (iii)  Claims Procedure.

          (a) The Minor Amendment Committee shall prescribe a form for the presentation of claims under the terms of the Plan.

          (b) Upon presentation to the Minor Amendment Committee of a claim on the prescribed form, the Minor Amendment Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Minor Amendment Committee shall furnish to the claimant within a reasonable period of time after the receipt of the claim a written notice setting forth the following:

               (1)  The specific reason or reasons for the
                    denial;

               (2) Specific reference to pertinent provisions of the Plan on which the denial is based;

               (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (4) An explanation of the Plan's claim review procedure.

          (c) In the event of a denial of a claim, the claimant may appeal such denial to the Minor Amendment Committee for a full and fair review of the adverse determination. The claimant's request for review must be in writing and be made to the Minor Amendment Committee within 60 days after receipt by the claimant of the written notification required under subsection (b) above. The claimant or his or her duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Minor Amendment Committee in its review.

          (d) The Minor Amendment Committee may, in its sole discretion, conduct a hearing. A request for a hearing will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

          (e) A decision on a request for review shall be made by the Minor Amendment Committee not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request.

          (f) The Minor Amendment Committee's decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be immediately provided to the claimant. In the event the claimant disagrees with the findings of the Minor Amendment Committee, the matter shall be referred to arbitration in accordance with Section 13 hereof.

          (g) The Minor Amendment Committee may allocate its responsibilities among its several members, except that all matters involving the hearing of and decision on claims and the review of the determination of benefits shall be made by the full Minor Amendment Committee. No member of the Minor Amendment Committee shall participate in any matter relating solely to himself.

4.   DEFERRAL AND PAYMENT OF COMPENSATION

     (i) Deferral Election. A Participant can elect to defer incentive compensation by completing and submitting to the Company a deferral election form by December 31 of each year. Such election shall apply to the Participant's incentive compensation, if any, to be paid in the next calendar year. A Participant's deferral election may apply to:

          (a)  100% of the incentive compensation,

          (b)  any amount in excess of a specified
               dollar amount,

          (c)  any amount up to a specified dollar
               amount, or

          (d)  a specified percentage (in whole
               numbers) of the incentive compensation.

          If eligible to participate in the Unit Performance
          Fund as specified in Section 5(d), a Participant may elect to defer base salary by completing and submitting to the Company a deferral election form prior to the start of the deferral period and pursuant to existing Unit Performance Fund guidelines.

    (ii) Payment of Deferred Amounts. At the time of a Participant's deferral election, a Participant must also select a distribution date and a form of payment. The distribution date may be any date that is at least one year subsequent to the date the compensation would otherwise be payable. With respect to any deferral election made or amended on or after December 1, 1994, the deferral election must provide that distribution shall be made or commenced as of the date the Participant attains age 70.

          A Participant may elect to have deferred amounts paid in a single payment, in substantially equal annual installments for a period not to exceed ten
          (10) years, or up to fifteen (15) years for elections made until December 31, 1985, or in another form requested by the Participant, in writing, and approved by the Minor Amendment Committee. Notwithstanding the above, the following provisions shall apply:

          (a)  If the employment of a Participant
               terminates prior to the date of any incentive compensation award, then any deferral election made with respect to such incentive compensation award shall not become effective.

          (b)  In the event of the termination of a
               Participant other than by retirement, the Minor Amendment Committee may, with sole and complete discretion, if it determines that such payment is in the best interest of the Company, require that full payment of all amounts due be accelerated and paid as of the first business day of the calendar year next following the date of termination, or, if a Participant has elected a "rate of return" in a Unit Performance Fund as specified in Section 4(d), after the end of the last applicable Unit Performance Fund period.

          (c)  As to all previous and future Plan
               years, a Participant who (A) has elected a distribution date and distribution in either a lump sum or substantially equal installments and
               (B) is not within twelve (12) months of the date that such deferred amount or the first installment thereof would be paid under this Plan, shall be permitted to make no more than two amendments to the initial election to defer payments such that his or her distribution date is either in the same calendar year as the date of the distribution which would have been made in the absence of such election amendment(s) or is at least one year after the date of the distribution which would have been made in the absence of such election amendment(s). A Participant satisfying the conditions set forth in the preceding sentence may also amend such election so that his or her form of payment is changed to substantially equal annual installments for a period not to exceed ten (10) years or is changed to a lump sum.

          (d)  A Participant may, at any time prior
               or subsequent to the commencement of benefit payments under this Plan, elect in writing to have his or her form of payment of any or all amounts due under this Plan changed to an immediate lump-sum distribution which shall be paid within one (1) business day of receipt by the Company of such request; provided that the amount of any such lump-sum distribution shall be reduced by an amount equal to the product of
               (X) the total lump-sum distribution otherwise payable (based on the value of the account as of the first day of the month in which the lump-sum amount is paid, adjusted by a pro-rata portion of the rate of return for the prior month in which the lump-sum is paid, determined by multiplying the actual rate of return for such prior month by a fraction, the numerator of which is the number of days in the month in which the request is received prior to the date of payment, and the denominator of which is the number of days in the month), and (Y) the rate set forth in Statistical Release H.15(519), or any successor publication, as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading "Treasury Constant Maturities" for the first day of the calendar month in which the request for a lump-sum distribution is received by the Company.

   (iii) Rabbi Trust. The Company has established a Supplemental Benefits Trust with Norwest Bank Minneapolis, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations under the Plan and certain other plans of deferred compensation of the Company. In the event of a "Change in Control" (as defined in Section 12 below), the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

5.   DEFERRED ACCOUNTS AND INVESTMENT RETURNS ON AMOUNTS IN
     DEFERRED ACCOUNTS

     A deferred incentive compensation account ("Deferred
     Account") will be established on behalf of each Participant, and the amount of deferred incentive compensation will be credited to each Participant's
     Deferred Account as of the first of the month coincident with or next following the month in which a deferral becomes effective. Each Participant's
     Deferred Account will be credited monthly with a "rate of return" on the total deferred amount accruing as of the first of the month coincident with or next following the date deferred incentive compensation is credited to the Participant's Deferred Account. Such
     "rate of return" shall be based upon the actual investment performance of funds in the VIP, or at such other rates as may be made available to Participants from time to time pursuant to the provisions of the Plan. A Participant may elect to have the "rate of return" credited to his or her Deferred Account at any of the following rates:

     (a) the rate of return as from time to time earned by the Fixed Income Fund of the VIP;

     (b) the rate of return as from time to time earned by the Equity Fund of the VIP;

     (c) any other rates of return of other funds or portfolios established under a qualified benefit plan maintained by the Company which the Minor
          Amendment Committee may establish as an available rate of return under this Plan; or

     (d) as to select management employees approved by the Senior Vice President, Personnel, the rates of return of the Unit Performance Funds as established pursuant to the rules of the Minor
          Amendment Committee.

     Participants may elect to have any combination of the above "rates of return" accrue on amounts in their Deferred Account, from 1% to 100%, provided that the sum of the percentages attributable to such rates equals 100%. A Participant may change the "rate(s) of return" to be credited to his or her Deferred Account, except as to a Unit Performance Fund, as of the first day of any month by notifying the Company, in writing, of such election by the last business day of the preceding month.

     Each Participant's Deferred Account will be credited monthly with the "rate(s) of return" elected by the Participant until the amount in each Participant's Deferred Account is distributed to the Participant on the distribution date(s) elected by the Participant. Each Participant shall receive a quarterly statement of the balance of his or her Deferred Account.

6.   COMPANY CONTRIBUTIONS TO DEFERRED ACCOUNTS

     As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant's Deferred Account will be credited with hypothetical interest in an amount equal to 2-1/2% of the Participant's deferred incentive compensation, or such amount as will otherwise equal the value of the "Base Allocation" (as that term is defined in the VIP) which would have been allocated to the Participant if the Participant had contributed such deferred incentive compensation amount to the VIP. In addition, as soon as practicable following the end of each fiscal year, each Participant's Deferred Account may be credited with hypothetical interest in an amount not to exceed 2-1/2% of the Participant's deferred incentive compensation, or such amount as will otherwise equal the value of the "Variable Allocation" (as that term is defined in the VIP) which would have been allocated to the Participant if the Participant had contributed such deferred incentive compensation amount to the VIP.

7.   SHORT-TERM DEFERRALS

     Notwithstanding the foregoing provisions of the Plan, the Company may also permit Participants to elect to defer all or part of incentive compensation, if any, to a date certain selected by the Company within the taxable year it would otherwise be paid, upon written notice to the Company received by December 31 of the preceding calendar year. Interest shall be credited on such deferred amount at a rate selected by the Company and communicated to the Participants at the same time the availability of any such short-term deferral opportunity is communicated to Participants.

8.   FINANCIAL HARDSHIP PAYMENTS

     In the event of a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the Participant or a member of the Participant's immediate family, a Participant may apply to receive a distribution earlier than initially elected. The Minor Amendment Committee may, in its sole discretion, either approve or deny the request. The determination made by the Minor Amendment Committee will be final and binding on all parties. If the request is granted, the payments will be accelerated only to the extent reasonably necessary to alleviate the financial hardship.

9.   DEATH OF A PARTICIPANT

     If the death of a Participant occurs before a full distribution of the Participant's Deferred Account is made, a lump sum payment shall be made to the beneficiary designated by the Participant to receive such amounts. This payment shall be made as soon as practical following notification that death has occurred. In the absence of any such designation, payment shall be made to the personal representative, executor or administrator of the Participant's estate.

10.  IMPACT ON OTHER BENEFIT PLANS

     The Company may maintain life, disability, retirement and/or savings plans under which benefits earned or payable are related to earnings of a Participant.

     Life and disability plan benefits will generally be based upon the earnings that a Participant would have earned in a given calendar year in the absence of any deferral hereunder.

     Retirement benefits under a qualified pension plan maintained by the Company or an affiliate will be based upon earnings actually paid to a Participant during any given Plan year. If a person terminates employment with a right to a vested benefit under a qualified plan maintained by the Company or an affiliate, and if the actual income for pension purposes was reduced because of a deferral under this Plan, the Company will provide a supplemental pension equal to the difference between the actual benefit payable from the pension plan and the benefit that such Participant would have been received had income not been deferred. If such a supplemental benefit is due, such benefit would be subject to all of the provisions and in accordance with the terms and conditions of the Supplemental Retirement Plan of General Mills, Inc. This supplemental retirement benefit will not apply to Participants who terminate before becoming vested under the qualified pension plan.

11.  NON-ASSIGNABILITY OF INTERESTS

     The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Minor Amendment Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate. Notwithstanding the foregoing, in the event a Participant has received an overpayment from the Supplemental Retirement Plan of General Mills, Inc. and has failed to repay such amounts upon written demand of the Company, the Company shall be authorized and empowered, at the discretion of the Company, to deduct such amount from the Participant's Deferred Accounts.

12.  AMENDMENTS TO PLAN

     The Company, or if specifically delegated, its delegate, reserves the right to suspend, amend or otherwise modify or terminate this Plan at any time, without notice. However, this Plan may not be suspended, amended, otherwise modified, or terminated after a Change in Control without the written consent of a majority of Participants determined as of the day before such Change in Control occurs. A "Change in Control" shall mean the occurrence of any of the following events:

     (a) any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of
          1934) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the shares of the Company entitled to vote for the election of directors;

     (b) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sales of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Company's Board of Directors; or

     (c) the shareholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

     Notwithstanding any other provision of this Plan to the contrary, the Minor Amendment Committee may, in its sole discretion, direct that payments be made before such payments are otherwise due if, for any reason (including, but not limited to a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Participant or beneficiary), such Committee believes that Participants or their beneficiaries have recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to such Participants under the Plan before such amounts are scheduled to be paid. In making this determination, the Minor Amendment Committee shall take into account the hardship that would be imposed on Participants or their beneficiaries by the payment of federal income taxes under such circumstances.

13.  ARBITRATION

     (i) Any controversy or claim arising out of or relating to this Plan, or any alleged breach of the terms or conditions contained herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.

    (ii)  An award rendered in connection with an
          arbitration pursuant to this Section shall be final and binding and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

   (iii) The forum for arbitration under this Plan shall be Minneapolis, Minnesota and the governing law for such arbitration shall be laws of the State of Minnesota.

    (iv)  Arbitration under this Section shall be
          conducted by a single arbitrator selected jointly by the Company and the Participant or Beneficiary, as applicable (the "Complainant").
          If within thirty (30) days after a demand for arbitration is made, the Company and the Complainant are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select a third neutral arbitrator within thirty (30) days after their appointment. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with executive compensation plans and experience in dispute resolution between parties, as a judge or otherwise. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of the AAA.

     (v) If an arbitrator cannot continue to serve, a successor to an arbitrator selected by a party shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

    (vi)  The arbitrator or arbitrators shall be
          guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal
          Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

   (vii) The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by the Company and the Complainant.

14.  EFFECTIVE DATE AND PLAN YEAR

     This Plan became effective as of May 1, 1984. It shall operate on a calendar year basis thereafter. The Plan has been amended and restated effective as of January 1, 1986; and amended as of February 9, 1987; July 1,
     1987; June 21, 1990; April 29, 1991; May 1, 1991;
     November 15, 1991; December 15, 1992, December 1, 1994 and January 1, 1995.